Filed Pursuant to Rule 424(b)(3)

Registration No. 333-230465

INPOINT COMMERCIAL REAL ESTATE INCOME, INC.

SUPPLEMENT NO. 2 DATED JULY 17, 2019 TO THE

PROSPECTUS DATED MAY 3, 2019

This Prospectus Supplement No. 2 (the “Supplement”) is part of and should be read in conjunction with the prospectus of InPoint Commercial Real Estate Income, Inc. dated May 3, 2019 (the “Prospectus”) and Supplement No. 1 dated May 15, 2019. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:

•	to disclose the transaction price for each class of our common stock as of August 1, 2019;
•	to disclose the calculation of our NAV per share as of June 30, 2019;
•	to provide an update regarding our distributions;
•	to disclose the termination of our private placement;
•	to update the “Suitability Standards” section of the Prospectus;
•	to update the “Investment Objectives and Strategy” section of the Prospectus;
•	to update the form of subscription agreement included as Appendix B to the Prospectus; and
•	to provide portfolio metrics regarding the status of our investments as of June 30, 2019.

August 1, 2019 Transaction Price

The transaction price for each share class of our common stock for subscriptions to be accepted as of August 1, 2019 is as follows:

Transaction Price (per share)
Class A	$25.1116
Class T	$25.1116
Class S	$25.1116
Class D	$25.1116
Class I	$25.1116

As of June 30, 2019, we had not sold any Class A, T, S, D or I shares. The August 1, 2019 transaction price for our Class A, T, S, D and I shares is based on our aggregate NAV for all share classes as of June 30, 2019. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees. A detailed calculation of the NAV per share is set forth below. No transactions or events have occurred since June 30, 2019 that would have a material impact on our NAV per share.

June 30, 2019 Net Asset Value per Share

We calculate NAV per share in accordance with the valuation guidelines that have been approved by our board of directors. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.inland-investments.com/inpoint. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for how our NAV is determined. The Advisor is ultimately responsible for determining our NAV. The valuation of our commercial real estate loan portfolio is reviewed by our independent valuation advisor.

Our total NAV presented in the following table includes the NAV of our Class P common stock, which is not being sold in this offering. As of June 30, 2019, we had not sold any Class A, T, S, D or I shares. The following table provides a breakdown of the major components of our total NAV as of June 30, 2019 ($ and shares in thousands):

Components of NAV	June 30, 2019
Commercial mortgage loans	$432,697
Real estate securities	133,691
Cash and cash equivalents and restricted cash	47,916
Other assets	7,719
Repurchase agreements - commercial mortgage loans	(279,016)
Repurchase agreements - real estate securities	(82,756)
Payable for securities purchased	(18,001)
Due to related parties	(2,024)
Distributions payable	(1,405)
Interest payable	(528)
Accrued stockholder servicing fees (1)	-
Other liabilities	(1,365)
Net asset value	$236,928
Number of outstanding shares	9,435
Aggregate NAV per share	$25.1116

(1)

Stockholder servicing fees only apply to Class S, Class T and Class D shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. Under accounting principles generally accepted in the United States of America (“GAAP”), we accrue the full cost of the stockholder servicing fee as an offering cost at the time we sell Class S, Class T and Class D shares. As of June 30, 2019, we have not accrued any stockholder servicing fees payable to the Dealer Manager related to the Class S, Class T and Class D shares sold. The Dealer Manager does not retain any of these fees, all of which are retained by, or reallowed (paid) to, participating broker-dealers and servicing broker-dealers for ongoing stockholder services performed by such broker-dealers.

Distributions

On July 2, 2019, we declared distributions for each class of our common stock being sold in this offering in the amount per share set forth below:

Gross Distribution (1)
Class A Common Stock	$0.135
Class D Common Stock	$0.135
Class I Common Stock	$0.135
Class S Common Stock	$0.135
Class T Common Stock	$0.135

(1)	The gross distribution for the Class D, Class S and Class T Common Stock will be reduced by class-specific stockholder servicing fees, resulting in a lower net distribution per share.

The net distributions for each class of common stock (which represents the gross distributions less stockholder servicing fees for the applicable class of common stock) are payable to stockholders of record as of the close of business on August 31, 2019 and will be paid on or about September 18, 2019.  These distributions will be paid in cash or reinvested in shares of our common stock for stockholders participating in our distribution reinvestment plan.

Termination of our Private Placement

On October 25, 2016, we commenced a private placement of up to $500 million in Class P shares of our common stock. We terminated our private placement on June 28, 2019. In connection therewith, we accepted subscription agreements executed no later than June 28, 2019 and subscription proceeds through July 16, 2019.

Update to Suitability Standards

The “Suitability Standards” section of the Prospectus is hereby amended to add the following:

“Kansas Investors. The Office of the Kansas Securities Commissioner recommends that an investor’s aggregate investment in this offering and other similar direct participation investments not exceed 10% of the investor’s liquid net worth.”

Update to Investment Objectives and Strategy

The “Investment Objectives and Strategy—Targeted Investments—Primary Focus” section of the Prospectus is hereby deleted and replaced in its entirety with the following:

“Primary Focus. Our primary focus in making CRE debt investments will be to originate, acquire and asset manage first mortgage loans.

•

First Mortgage Loans. First mortgage loans generally finance the acquisition, refinancing, rehabilitation or construction of commercial real estate. First mortgage loans are loans that have the highest priority in a foreclosure proceeding to claims on the collateral securing the loans. First mortgage loans provide for a higher recovery rate and lower defaults than other debt positions due to the lender’s favorable control features, which at times means control of the entire capital structure. Because of these attributes, this type of investment receives favorable treatment from third-party rating agencies and financing sources, which should increase the liquidity of these investments.”

Update to Form of Subscription Agreement

Appendix B of the Prospectus is deleted in its entirety and replaced with the form of subscription agreement attached to this Supplement as Appendix A.

Portfolio Metrics for InPoint Commercial Real Estate Income, Inc. as of June 30, 2019

Exhibit Number	Description

99.1	Presentation Materials regarding Portfolio Metrics for InPoint Commercial Real Estate Income, Inc. as of June 30, 2019

Appendix A

Form of Subscription Agreement

SUBSCRIPTION AGREEMENT

INPOINT
COMMERCIAL REAL ESTATE INCOME, INC.

## A - INVESTMENT

1. ☐ INITIAL INVESTMENT

Total Invested: $ ______________

☐ ADDITIONAL INVESTMENT (Minimum $500)

Account Number: ______________

2. METHOD OF INVESTMENT:

☐ CHECK ENCLOSED - Make check payable to InPoint Commercial Real Estate Income, Inc. (We do not accept cash, starter checks, foreign checks, travelers checks or third party checks.)

☐ FUNDS SENT SEPARATELY

☐ FUNDS WIRED
Wiring Instructions: UMB Bank, Kansas City, MO
ABA # 101000695
DDA Account # 9871975967
FBO: Name of Stockholder

3. TYPE OF PURCHASE

☐ CLASS A SHARES (Minimum investment $2,500)

☐ For purchases of Class A shares without selling commissions.

☐ CLASS T SHARES (Minimum investment $2,500)

☐ CLASS S SHARES (Minimum investment $2,500)

☐ CLASS D SHARES (Minimum investment $2,500. Available to fee-based accounts and other eligible investors as disclosed in the prospectus.)

☐ CLASS I SHARES (Minimum investment $1,000,000 unless waived by dealer manager. Available to fee-based accounts and other eligible investors as disclosed in the prospectus.)

☐ VOLUME DISCOUNT
Class A, T or S Shares if purchase qualifies for a breakpoint as described in the prospectus.

☐ EMPLOYEE or AFFILIATE, check if applicable.

## B - TYPE OF OWNERSHIP

Please complete either section 1 or 2.

1. **NON-CUSTODIAL ACCOUNT TYPE**

☐ Individual Ownership

☐ Transfer on Death *(see section C-11)*

☐ Joint Tenants with Rights of Survivorship*

☐ Transfer on Death *(see section C-11)*

☐ Tenants in Common*

☐ Community Property*

☐ Trust *(Include Trust Certification or Trust Documents)*

☐ Revocable ☐ Irrevocable

☐ Pension or PSP *(Plan Documents Required)*

☐ UTMA / UGMA

State of ______________

Guardian ______________

☐ Corporate Ownership *(Corporate Resolution Required)*

☐ C-Corp ☐ S-Corp

☐ LLC Ownership *(LLC Agreement Required)*

☐ Other ______________

* All Parties Must Sign

2. **CUSTODIAL ACCOUNT TYPE**

☐ Traditional IRA

☐ Beneficiary IRA

Decedent Name ______________

Date of Death ______________

☐ Roth IRA

☐ SEP IRA

☐ Brokerage Account

☐ Pension or PSP

☐ Other ______________

Custodian Information *(To be completed by Custodian)*

Custodian Name ______________

Custodian Address ______________

______________

______________

Custodian Tax ID # ______________

Custodian Account # ______________

Custodian Telephone # ______________

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## C - INVESTOR INFORMATION

1. **INVESTOR/BENEFICIAL OWNER**

**Investor/Trustee/Administrator/UTMA/UGMA Minor's Name** **Date of Birth**

First ____________ Middle ____________ Last ____________ MM/DD/YYYY ____________

2. **Social Security/Tax ID #** ____________

3. **Citizenship Status** *(Required)* ☐ U.S. Citizen ☐ Resident Alien ☐ Non-Resident Alien (attach an original completed Form W-8BEN)

4. **CO-INVESTOR/BENEFICIAL OWNER**

**Co-Investor/Co-Trustee/Administrator/UTMA/UGMA Guardian's Name** **Date of Birth**

First ____________ Middle ____________ Last ____________ MM/DD/YYYY ____________

5. **Social Security/Tax ID #** ____________

6. **Citizenship Status** *(Required)* ☐ U.S. Citizen ☐ Resident Alien ☐ Non-Resident Alien (attach an original completed Form W-8BEN)

7. **If Trust/Pension/PSP or Other Entity, Please Provide Complete Title** - See Section B-1 for documentation requirements

____________

**Tax ID #** ____________ **OR** **Social Security #** ____________ **Date of Trust/Pension/PSP/Other** ____________

8. **Residence Address - Required by Law** - No P.O. Boxes ____________

**City** ____________ **State** ______ **Zip** ____________

9. **Alternate Mailing Address** - P.O. Boxes are Acceptable ____________

**City** ____________ **State** ______ **Zip** ____________

10. **Telephone Number** ____________ ☐ Home ☐ Cell ☐ Work

11. **Transfer on Death** (Beneficiary information, if applicable) - Not available for residents of Louisiana. Individual or joint account with rights of survivorship only. Social security number optional, however **date of birth is required**. Designate whole percentages only. Must equal 100%. TOD designation shall be governed by the laws of the State of Missouri.

| First name | (MI) | Last Name | SSN: | Date of Birth (MM/DD/YYYY) | |
|---|---|---|---|---|---|
| | | | | | ☐ Primary ______% <br> ☐ Secondary ______% |
| First name | (MI) | Last Name | SSN: | Date of Birth (MM/DD/YYYY) | ☐ Primary ______% <br> ☐ Secondary ______% |
| First name | (MI) | Last Name | SSN: | Date of Birth (MM/DD/YYYY) | ☐ Primary ______% <br> ☐ Secondary ______% |
| First name | (MI) | Last Name | SSN: | Date of Birth (MM/DD/YYYY) | ☐ Primary ______% <br> ☐ Secondary ______% |

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## D - DISTRIBUTION OPTIONS (select only one)

**Please read the following section carefully.**

1. **YOU ARE AUTOMATICALLY ENROLLED IN OUR DISTRIBUTION REINVESTMENT PLAN UNLESS YOU ARE A RESIDENT OF ALABAMA, ARKANSAS, IDAHO, KANSAS, KENTUCKY, MAINE, MARYLAND, NEBRASKA, NEW JERSEY, OHIO, OREGON, VERMONT or WASHINGTON.**

☐ Please check here if you do not want to be enrolled in the Distribution Reinvestment Plan and complete the information below.

☐ Please check here if you are a resident of Alabama, Arkansas, Idaho, Kansas, Kentucky, Main, Maryland, Nebraska, New Jersey, Ohio, Oregon, Vermont or Washington and wish to enroll in the Distribution Reinvestment Plan.

2. Complete this section **ONLY** if you do **NOT** wish to enroll in the Distribution Reinvestment Plan and you instead elect to receive cash distributions.

*For Custodial held accounts, if you elect cash distributions the funds must be sent to the Custodian.*

☐ Mail to Residence Address

☐ Mail Distributions to a Third Party *(Complete Section Below)*

Name of Bank, Brokerage Firm, or Individual ______________________________

Mailing Address ______________________________

City ______________ State ______________ Zip ______________

Account # ______________

☐ Send Distributions via ACH

I authorize InPoint Commercial Real Estate Income, Inc. (the "Company") or its agent to deposit my distribution into my checking or savings account. This authorization will remain in force until I notify the Company in writing to cancel it. In the event the Company deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

| Financial Institution Name | Mailing Address | City | State |
|---|---|---|---|
| | | | |

| Your Bank's ABA Routing Number | Your Bank Account Number |
|---|---|
| | |

☐ Checking *(Attach a pre-printed VOIDED check)* ☐ Savings *(Attach a VOIDED deposit slip)*

## E - ELECTRONIC DELIVERY

Instead of receiving paper copies of the prospectus, prospectus supplements, annual reports, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from InPoint Commercial Real Estate Income, Inc. If you would like to consent to electronic delivery, including pursuant to e-mail, please check the box below for this election.

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications. By consentng below to electronically receive stockholder communications, including your account specific information (when available), you authorize us to either (i) e-mail stockholder communications to you directly or (ii) make them available on our website and notify you by e-mail when and where such documents are available.

Your consent to electronic delivery will be on an unlimited duration and you will not receive paper copies of these electronic materials unless (i) specifically requested, (ii) you inform us in writing that you revoke your consent, (iii) the delivery of electronic materials is prohibited or (iv) we, in our sole descretion elect to send paper copies of materials.

By consenting to electronic access, you will be responsible for your customary internet service provider charges and may be required to download software in connection with access to these materials.

☐ I consent to electronic delivery

______________________________
E-mail Address

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## F - INVESTOR(S) ACKNOWLEDGEMENTS AND SIGNATURES

1. The undersigned further acknowledges and/or represents (or in the case of fiduciary accounts, the person authorized to sign on such investor's behalf) the following:

**PLEASE NOTE:** Items (A) through (E) below **MUST BE INITIALED** by the investor(s), and if applicable, the trustee or administrator, from ALL states and jurisdictions. Items (F) through (W) must be initialed if you reside in one of the applicable states listed below.

| Initials Investor | Initials Co-Investor | | |
|---|---|---|---|
| | | **(A)** | I (we) have received, not less than five **(5) business days** prior to the signing of this Subscription Agreement, the final prospectus of the Company, as supplemented. |
| | | **(B)** | I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and (without regard to investment in the Company) I (we) have gross income due in the current year of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000. In addition to the foregoing general suitability standards, I (we) meet, and have represented as such below, the higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus under "Suitability Standards." In the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares. |
| | | **(C)** | I am (we are) purchasing the shares for my (our) own account; or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute the Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s). |
| | | **(D)** | I (we) acknowledge that the shares are not liquid, there is no current market for the shares and I (we) may not be able to sell the shares. |
| | | **(E)** | I understand that the transaction price per share at which my investment will be executed will be made available at www.inland-investments.com/inpoint and in a prospectus supplement filed with the SEC, available at www.sec.gov.<br><br>I understand that my subscription request will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made available. I understand that I am not committed to purchase shares at the time my subscription order is submitted and I may cancel my subscription at any time before the time it has been accepted as described in the previous sentence. I understand that I may withdraw my purchase request by notifying Inland Investor Services, through my financial intermediary or directly on the Company's toll-free, telephone line, 800-826-8228. |

**Please initial the appropriate box if you reside in one of the states listed below. In each case, these special suitability standards are in addition to the general suitability requirements above and exclude from the calculation of net worth the value of the investor's home, home furnishings and automobiles.**

| Initials Investor | Initials Co-Investor | | |
|---|---|---|---|
| | | **(F)** | For **Alabama** residents: Investors residing in Alabama may not invest more than 10% of their liquid net worth in us and our affiliates. |
| | | **(G)** | For **Idaho** residents: Investors residing in Idaho must have either (a) a net worth of $85,000 and annual income of $85,000 or (b) a liquid net worth of $300,000. Additionally, the total investment in us shall not exceed 10% of their liquid net worth. |
| | | **(H)** | For **Iowa** residents: Investors residing in Iowa must have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000. In addition, the aggregate investment in this offering and in the securities of other public, non-listed REITs may not exceed 10% of their liquid net worth. Investors who are accredited as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing concentration limit. |
| | | **(I)** | For **Kansas** residents: The Office of the Kansas Securities Commissioner recommends that an investor's aggregate investment in this offering and other similar direct participation investments not exceed 10% of the investor's liquid net worth. |
| | | **(J)** | For **Kentucky** residents: Investors residing in Kentucky may not invest more than 10% of their liquid net worth in our shares or in any shares of our affiliated public, non-listed REITs. |
| | | **(K)** | For **Maine** residents: The Maine Office of Securities recommends that an investor's aggregate investment in this offering and other similar direct participation investments not exceed 10% of the investor's liquid net worth. |
| | | **(L)** | For **Massachusetts** residents: Investors residing in Massachusetts must limit their aggregate investment in us and other illiquid direct participation programs to not more than 10% of their liquid net worth. |
| | | **(M)** | For **Missouri** residents: Investors residing in Missouri must limit his or her investment in our securities to 10% of his or her liquid net worth. |
| | | **(N)** | For **Nebraska** residents: Investors residing in Nebraska who do not meet the definition of "accredited investor" as defined in Regulation D under Securities Act of 1933, as amended, must limit their aggregate investment in this offering and in the securities of other public, non-listed direct participation programs to 10% of such investor's net worth. |

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| Initials Investor | Initials Co-Investor | | |
|---|---|---|---|
| | | (O) | For **New Jersey** residents: Investors residing in New Jersey are required to have (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of at least $350,000. In addition, the total investment in us, our affiliates and other public, non-listed direct investment programs (including REITs, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed 10% of an investor's liquid net worth. For purposes of New Jersey's suitability standard, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that consist of cash, cash equivalents and readily marketable securities. |
| | | (P) | For **New Mexico** residents: Investors residing in New Mexico may not invest more than 10% of their liquid net worth in our shares, shares of our affiliates and other public, non-listed REITs. |
| | | (Q) | For **North Dakota** residents: Investors residing in North Dakota must have a net worth of at least ten times their investment in us. |
| | | (R) | For **Ohio** residents: Investors residing in Ohio may not invest more than 10% of their liquid net worth in us, our affiliates and other public, non-listed REITs. For purposes of Ohio's suitability standard, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. |
| | | (S) | For **Oregon** residents: Investors residing in Oregon may not invest more than 10% of their net worth in this offering. |
| | | (T) | For **Pennsylvania** residents: Investors residing in Pennsylavania may not invest more than 10% of their net worth in us. The offer and sale of our common stock to persons in the Commonweatlh of Pennsylvania is governed by Pennsylvania law. |
| | | (U) | For **Puerto Rico** residents: Investors residing in Puerto Rico may not invest more than 10% of that investor's liquid net worth in us, our affiliates, and in other public, non-listed REITs. |
| | | (V) | For **Tennessee** residents: Investors residing in Tennessee who are not "accredited investors" as defined in 17 C.F.R. § 230.501 may not invest more than 10% of their net worth in us. |
| | | (W) | For **Vermont** residents: Investors residing in Vermont who are not "accredited investors" as defined in 17 C.F.R. § 230.501 may not purchase an amount of shares in this offering that exceeds 10% of the investors' liquid net worth. |

As used above, "affiliates" means Inland Real Estate Income Trust, Inc. and Inland Residential Properties Trust, Inc. but does not include (i) InvenTrust Properties Corp., a REIT previously sponsored by Inland Real Estate Investment Corporation ("IREIC"), which internalized its management in March 2014, (ii) IRC Retail Centers LLC, an entity previously sponsored by IREIC, or (iii) Retail Properties of America, Inc., a REIT previously sponsored by IREIC, which is publicly traded on the New York Stock Exchange.

2. **THE UNDERSIGNED CERTIFIES**, under penalties of perjury, (i) that the taxpayer identification number shown on the Subscription Agreement is true, correct and complete, (ii) that I am (we are) not subject to backup withholding either because I (we) have not been notified that I am (we are) subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me (us) that I am (we are) no longer subject to backup withholding, (iii) I am a U.S. citizen or other U.S. person and (iv) the FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct. See Form W-9 instructions at http://www.irs.gov

Exempt payee code (if any) ______________________ Exemption from FATCA reporting code (if any) ______________

______________________ ______________________ Date ____________

**Signature** - Investor/Trustee/Administrator/POA* **Print Name** - Investor/Trustee/Administrator/POA MM/DD/YYYY

______________________ ______________________ Date ____________

**Signature** - Co-Investor/Co-Trustee or Custodian (If Applicable) **Print Name** - Co-Investor/Co-Trustee or Custodian (If Applicable) MM/DD/YYYY

***Must Include Supporting Document(s)**

☐ I am completing and signing this application pursuant to a **power-of-attorney** from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor. For Washington residents, except in the case of fiduciary accounts, the investor may not grant any person a power-of-attorney to make such representations on his or her behalf.

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## G - SELLING PARTY ACKNOWLEDGEMENT AND SIGNATURE

To be completed by the Registered Representative (RR) of the participating Broker Dealer (BD) or the Investment Advisor Representative (IAR) of the participating Registered Investment Advisor (RIA).

RR/IAR Name(s) ______________________________

Mailing Address ______________________________

City ______________________ State ________ Zip ____________

Telephone Number ________________ E-mail Address ______________________

BD or RIA Firm Name ______________________________

Rep # *(Required)* ________________ IAR CRD # *(Required)* ________________

Branch # *(Required)* ________________ Client Account # ________________

The undersigned confirm on behalf of the Broker Dealer or Registered Investment Advisor that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor's prospective purchase of shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the limited liquidity and marketability of the shares; (iv) have delivered a current prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these shares for his or her own account; (vi) if applicable, have discussed such higher suitability as may be required or recommended by certain states as set forth in Section F of this subscription agreement; and (vii) have reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

**BD Only:** The undersigned Registered Representative further represents and certifies that, in connection with this subscription for shares, he (she) has complied with and has followed all applicable policies and procedures under their firm's existing Anti-Money Laundering Program and Customer Identification Program.

______________________________ 
**Signature** - RR or IAR *(Required)*

______________________________ 
**Signature** - Broker Dealer Principal *(If Required by Broker Dealer)*

**For Non-Custodial Ownership Accounts:** Please send the completed and executed subscription agreement and your check made payable to: INPOINT COMMERCIAL REAL ESTATE INCOME, INC. to the address below.

**For Custodial Ownership Accounts:** Checks should be made payable to the custodian and sent along with the completed and executed subscription agreement to the custodian.

Regular Mail ~ P.O. Box 219182, Kansas City, Missouri 64121-9182
Overnight Delivery ~ 430 W. 7th Street, Kansas City, Missouri 64105
Fax Delivery - 855.223.2479
E-mail Delivery - Inland@dstsystems.com
Inland Investor Services - 800.826.8228

Wiring Instructions: UMB Bank, Kansas City, MO
ABA # 101000695
DDA Account # 9871975967
FBO: Name of Stockholder

InPoint POSD

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